UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2020

Poseida Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39376	47-2846548
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9390 Towne Centre Drive, Suite 200 San Diego, California		92121
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 779-3100

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	PSTX	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01	Other Events.

On September 16, 2020, Poseida Therapeutics, Inc. issued a press release related to its proprietary manufacturing process designed to optimize its CAR-T product candidates. The Company also illustrated the impact of these optimizations with preclinical data and preliminary clinical analysis with a focus on P-BCMA-101, its autologous CAR-T product candidate for multiple myeloma. The findings were presented at CAR-TCR Digital Week 2020 being held September 14-17, 2020.

In ongoing efforts to optimize manufacturing, the Company was able to demonstrate increased transposition frequency by using Nanoplasmid™ technology licensed from Nature Technology Corporation, which, when compared to a standard plasmid, yields more CAR-positive cells at the start of the process. In turn, this reduces manufacturing timelines, has resulted in a higher proliferative capacity in patients, and has the potential to create more efficacious CAR-T products with less toxicity.

Poseida also conducted a preliminary clinical analysis of P-BCMA-101 to test the impact of using a Nanoplasmid in its manufacturing process compared to a standard plasmid. The analysis conducted at a .75 X 10E6 per kg dose found that all patients (n=3) responded to treatment with Nanoplasmid-manufactured P-BCMA-101 and that responses were deep, showing a 100 percent overall response rate (ORR) as compared to an ORR of 50-67% in patients that received P-BCMA-101 manufactured using a standard plasmid at that same dose (n=3, 2 evaluable by IMWG criteria; third patient with plasmacytomas and significant response by PET scan). The three patients given Nanoplasmid-produced P-BCMA-101 at this dose reached a very good partial response (VGPR) or stringent complete response (sCR) compared to a partial response (PR) achieved with the standard plasmid. Notably, using a Nanoplasmid in the manufacturing process did not impact the safety profile of P-BCMA-101 and no incidence of cytokine release syndrome of any grade was observed in patients.

Nanoplasmid-produced product candidates P-BCMA-101 for multiple myeloma and P-PSMA-101 for castrate resistant prostate cancer have both demonstrated robust expansion in patients to date. The Company is now utilizing Nanoplasmid technology to manufacture all autologous and allogeneic product candidates across its portfolio and continues to evaluate additional manufacturing optimizations that may further improve the performance of its product candidates.

A copy of the press release is attached hereto as Exhibit 99.1.

Forward-Looking Statements

Statements contained in this report regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements regarding the preclinical and clinical data presented, the potential benefits of Poseida’s technology platforms and product candidates and Poseida’s plans and strategy with respect to developing its technologies and product candidates. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon Poseida’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks and uncertainties associated with development and regulatory approval of novel product candidates in the biopharmaceutical industry and the other risks described in Poseida’s filings with the Securities and Exchange Commission. All forward-looking statements contained in this report speak only as of the date on which they were made. Poseida undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release of Poseida Therapeutics, Inc., dated September 16, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Poseida Therapeutics, Inc.

Date: September 16, 2020	By:	/s/ Mark J. Gergen
Mark J. Gergen President and Chief Business Officer